UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2018

UNITED NATURAL FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15723	05-0376157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Iron Horse Way, Providence, RI	02908
(Address of principal executive offices)	(Zip Code)

(401) 528-8634

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01                                     Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03                                     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01                                     Other Events.

Loan Agreement

On August 30, 2018 (the “Signing Date”), United Natural Foods, Inc., a Delaware corporation (the “Company”), entered into a Loan Agreement (the “ABL Loan Agreement”), by and among the Company and United Natural Foods West, Inc., a California corporation (together with the Company, the “U.S. Borrowers”), and UNFI Canada, Inc.,  a corporation organized under the Canada Business Corporations Act (the “Canadian Borrower” and, together with the U.S. Borrowers, the “Borrowers”), the financial institutions that are parties thereto as lenders (collectively, the “Lenders”), Bank of America, N.A. as administrative agent for the Lenders (the “Administrative Agent”), Bank of America, N.A. (acting through its Canada branch), as Canadian agent for the Lenders (the “Canadian Agent”), and the other parties thereto.  As of the Signing Date and as a result of the Company’s entry into the ABL Loan Agreement, all of the commitments with respect to the Existing ABL Facility and the ABL Facility under and as defined in the commitment letter, dated July 25, 2018 (the “Commitment Letter”), from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, as further described in the Company’s Current Report on Form 8-K filed on July 26, 2018, have been terminated and permanently reduced to zero. The commitments with respect to the Term Loan Facility under and as defined in the Commitment Letter remain unchanged.

The material terms of the ABL Loan Agreement are as follows:

Availability

The ABL Loan Agreement provides for a senior secured revolving loan facility (the “Credit Facility”) of up to an aggregate amount of $2,000.0 million (the loans thereunder, the “Loans”), of which up to (i) $1,950.0 million is available to the U.S. Borrowers and (ii) $50.0 million is available to the Canadian Borrower.  The ABL Loan Agreement also provides for (i) a $125.0 million sublimit of availability for letters of credit of which there is a further $5.0 million sublimit for the Canadian Borrower and (ii) a $100.0 million sublimit for short-term borrowings on a swingline basis of which there is a further $3.5 million sublimit for the Canadian Borrower. Under the ABL Loan Agreement, the Borrowers may, at their option, increase the aggregate amount of the Credit Facility in an amount of up to $600.0 million (but in not less than $10.0 million increments) without the consent of any Lenders not participating in such increase, subject to certain customary conditions and applicable lenders committing to provide the increase in funding. There can be no assurance that additional funding would be available.

Availability under the Credit Facility is subject to a borrowing base (the “Borrowing Base”), which is based on 90% of eligible accounts receivable, plus 90% of eligible credit card receivables, plus 90% of the net orderly liquidation value of eligible inventory, plus 90% of eligible pharmacy receivables, plus certain pharmacy scripts availability of the Borrowers, after adjusting for customary reserves that are subject to the Administrative Agent’s discretion. The aggregate amount of the Loans made and letters of credit issued under the Credit Facility shall at no time exceed the lesser of the aggregate commitments under the Credit Facility (currently $2,000.0 million or, if increased at the Borrowers’ option as described above, up to $2.6 billion) or the Borrowing Base. To the extent that the Borrowers’ eligible accounts receivable, eligible credit card receivables, eligible inventory, eligible pharmacy receivables and pharmacy scripts availability decline, the Borrowing Base will decrease, and the availability under the Credit Facility may decrease below $2,000.0 million; provided that, on the date (the “Closing Date”) of consummation of the acquisition of Supervalu Inc., a Delaware corporation (“SUPERVALU”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 25, 2018, and until the ninetieth day after the Closing Date, regardless of the calculation of the Borrowing Base on the Closing Date, the Borrowing Base shall be deemed to be no less than $1,500.0 million; provided, further, that if the Administrative Agent receives certain field examinations and appraisals prior to the Closing Date and if the Borrowing Base would, without giving effect to the foregoing proviso, be less than or equal to $1,500.0 million, then the Borrowing Base shall be deemed to be the greater of (x) the Borrowing Base without giving effect to the foregoing proviso and (y) $1,300.0 million on the Closing Date until the ninetieth day after the Closing Date.

The Company may use up to $1,200 million (plus an amount necessary to pay certain fees or original issue discount) of the proceeds from the Credit Facility to finance the Merger (as defined in the Merger Agreement) and transaction costs.

Maturity

The commitments under the Credit Facility expire five (5) years from the Closing Date, and any Loans then outstanding will be payable in full at that time.

Guarantees and Collateral

The Borrowers’ obligations under the Credit Facility will be guaranteed by most of the Company’s wholly-owned subsidiaries (including those entities who will become subsidiaries of the Company on the Closing Date following consummation of the Merger) who are not also Borrowers (collectively, the “Guarantors”), subject to customary exceptions and limitations.  The U.S. Borrowers’ obligations under the Credit Facility and the Guarantors’ obligations under the related guarantees are secured by (i) a first-priority lien on all of the U.S. Borrowers’ and the Guarantors’ accounts receivable, inventory and certain other assets arising therefrom or related thereto (including, without limitation, substantially all of their deposit accounts) and (ii) a second-priority lien on substantially all of U.S. Borrowers’ and the Guarantors’ other assets (in each case, subject to customary exceptions and limitations on the Closing Date). The Canadian Borrower’s obligations under the Credit Facility are secured by (i) a first-priority lien on all of the Borrowers’ and the Guarantors’ accounts receivable, inventory and certain other assets arising therefrom or related thereto (including, without limitation, substantially all of their deposit accounts) and (ii) a second-priority lien on substantially all of Borrowers’ and the Guarantors’ other assets (in each case, subject to customary exceptions and limitations on the Closing Date).

Interest and Fees

The borrowings of the U.S. Borrowers under the Credit Facility bear interest at rates that, at the Company’s option, can be either:

•                  a base rate generally defined as the sum of (i) the highest of (x) the Administrative Agent’s prime rate, (y) the average overnight federal funds effective rate plus one-half percent (0.50%) per annum and (z) one-month LIBOR plus one percent (1%) per annum and (ii) an applicable margin; or

•                  a LIBOR rate generally defined as the sum of (i) the London Interbank Offered Rate (as published on the applicable Reuters screen page, or other commercially available source) and (ii) an applicable margin.

The initial applicable margin for base rate loans is 0.25%, and the initial applicable margin for LIBOR loans is 1.25%. Commencing on the first day of the calendar month following the Administrative Agent’s receipt of the Company’s financial statements for the fiscal quarter ending on or about October 27, 2018, and quarterly thereafter, the applicable margins for borrowings by the U.S. Borrowers will be subject to adjustment based upon the aggregate availability under the Credit Facility. Interest on the U.S. Borrowers’ borrowings is payable monthly in arrears for base rate loans and at the end of each interest rate period (but not less often than quarterly) for LIBOR loans.

The borrowings of the Canadian Borrower under the Credit Facility bear interest at rates that, at the Canadian Borrower’s option, can be either:

•                  a prime rate generally defined as the sum of (i) the highest of (x) 30-day Reuters Canadian Deposit Offering Rate for Canadian dollar bankers’ acceptances plus one-half percent (0.50%) per annum, (y) the prime rate of Bank of America, N.A.’s Canada branch, and (z) a Canadian dollar bankers’ acceptance equivalent rate for a one month interest period plus one percent (1%) per annum and (ii) an applicable margin; or

•                  a Canadian dollar bankers’ acceptance equivalent rate generally defined as the sum of (i) the rate of interest per annum equal to the annual rates applicable to Canadian Dollar bankers’ acceptances on the “CDOR Page” of Reuter Monitor Money Rates Service, and (ii) an applicable margin. This is the exclusive method of interest accrual for loans that are not Canadian swingline loans, Canadian overadvance loans or Canadian protective advances.

The initial applicable margin for prime rate loans is 0.25%, and the initial applicable margin for Canadian dollar bankers’ acceptance equivalent rate loans is 1.25%. Commencing on the first day of the calendar month following the Administrative Agent’s receipt of the Company’s financial statements for the fiscal quarter ending on or about October 27, 2018, and quarterly thereafter, the applicable margins for borrowings by the Canadian Borrower will be subject to adjustment based upon the aggregate availability under the Credit Facility. Interest on the Canadian Borrower’s borrowings is payable monthly in arrears for prime rate loans and at the end of each interest rate period (but not less often than quarterly) for bankers’ acceptance equivalent rate loans.

Unutilized commitments under the Credit Facility are subject to a per annum fee of (i) from and after the Closing Date through and including the first day of the calendar month that is three months following the Closing Date, 0.375% and (ii) thereafter, (x) 0.375% if the total outstandings were less than 25% of the aggregate commitments, or (y) 0.25% if such total outstandings were 25% or more of the aggregate commitments.

The Borrowers are also required to pay a letter of credit fronting fee to each letter of credit issuer equal to 0.125% per annum of the amount available to be drawn under each such letter of credit (or such other amount as may be mutually agreed by the Borrowers and the applicable letter of credit issuer), as well as a fee to all lenders equal to the applicable margin for LIBOR or Canadian dollar bankers’ acceptance equivalent rate loans, as applicable, times the average daily amount available to be drawn under all outstanding letters of credit.

The Company is also required to pay certain customary fees to the Administrative Agent.

Conditions Precedent to the Initial Borrowing under the Credit Facility on the Closing Date

The obligations of Lenders to provide Loans under the ABL Loan Agreement on the Closing Date are subject to a number of customary conditions, including, without limitation, the consummation of the Merger (which must occur by January 25, 2019, subject to extension in certain circumstances pursuant to the terms of Merger Agreement) and execution and delivery by the borrowers and the guarantors of definitive documentation consistent with the ABL Loan Agreement and the documentation standards specified therein.

Certain Covenants and Representations and Warranties

The ABL Loan Agreement includes negative covenants that limit, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions. The ABL Loan Agreement also includes a financial covenant that requires the fixed charge coverage ratio to be at least 1.00 to 1.00 as of the end of any period of four fiscal quarters while aggregate availability is less than the greater of (i) $235.0 million and (ii) 10% of the aggregate borrowing base.

The ABL Loan Agreement also contains other customary affirmative and negative covenants and customary representations and warranties that must be accurate in order for the Borrowers to borrow under the Credit Facility (in each case, subject to customary exceptions and limitations with respect to borrowings made on the Closing Date).

Events of Default

The ABL Loan Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the Credit Facility to be in full force and effect, and a change of control. If an event of default occurs and is continuing, the Borrowers may be required immediately to repay all amounts outstanding under the ABL Loan Agreement.

Cautionary Statement Regarding Forward-Looking Statements

Information included or incorporated by reference in this Current Report on Form 8-K, and information which may be contained in other filings with the Securities and Exchange Commission (the “SEC”) and press releases or other public statements, contains or may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and SUPERVALU’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on current expectations and assumptions with respect to future performance and anticipated financial impacts of the business combination, the satisfaction of the closing conditions to the business combination and the timing of the completion of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results.  Actual results could differ materially from those anticipated as a result of various factors, including: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement relating to the proposed business combination; (2) the outcome of any legal proceedings that may be instituted following the announcement of the merger agreement and the transactions contemplated therein; (3) the inability to complete the business combination, including due to failure to obtain approval of the shareholders of SUPERVALU or other conditions to closing in the merger agreement; (4) risks related to the financing of the transaction; (5) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (6) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) costs related to the business combination; (8) risks related to the disruption of the transaction to SUPERVALU and its management; (9) the effect of announcement of the transaction on SUPERVALU’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; and (10) other risks and uncertainties identified in the Company’s and SUPERVALU’s filings with the SEC.  The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in the most recent reports on Form 10-K and Form 10-Q and other documents of the Company and SUPERVALU on file with the SEC.  These SEC filings are available publicly on the SEC’s website at www.sec.gov.  Any forward-looking statements made or incorporated by reference in this Current Report on Form 8-K are qualified in their entirety by these cautionary statements, and there can be no assurance that the anticipated results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company.  Except to the extent required by applicable law, neither the Company nor SUPERVALU undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.  Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:	/s/ Michael P. Zechmeister
Name:	Michael P. Zechmeister
Title:	Chief Financial Officer

Date:    September 4, 2018